EXHIBIT 10.10

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY 2025

Compensation for our directors is discretionary and is reviewed from time to time by our Board of Directors. Any determinations with respect to Board compensation are made by our Board of Directors. During Fiscal year 2025, each of our independent directors who serve on our Board received 30,000 stock options and a quarterly stipend of $5,000 payable in cash. Additionally, the chair of our (i) audit committee receives an additional quarterly stipend of $2,500 payable in cash; and (ii) compensation committee receives an additional quarterly stipend of $1,250 payable in cash. All directors are also entitled to reimbursement for travel expenses for attending director meetings.